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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Spherix Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12051 Indian Creek Court Beltsville, Maryland 20705

Notice of Annual Meeting of Stockholders
to be held on May 15, 2003
and Proxy Statement

        The Annual Meeting of Stockholders of Spherix® Incorporated (the "Company") will be held at the Company's headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705, on May 15, 2003, at 2:00 p.m., Eastern Daylight Time.

        The items of business are:

  (1)
  Election of seven (7) Directors to serve until new Directors are elected at the next Annual Meeting or, should any resign after election or become incapable of serving, until the respective successors are duly appointed for the remainder of the year.

  (2)
  Approval of the Spherix Employee Stock Purchase Plan.

  (3)
  Ratification of the appointment of the independent accountants.

  (4)
  Transaction of other business that may properly come before the Meeting.

        These items are more fully described in the following pages, which are hereby made part of this Notice.

        The Company's Proxy Statement, Proxy Card, Annual Report on Form 10-K, and Summary Annual Report for 2002 accompany this Notice.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed the close of business on March 17, 2003 as the Record Date for determination of Stockholders entitled to Notice and to vote at the Annual Meeting and any adjournment thereof. Only Common Stockholders of record on the date so fixed are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS
Katherine M. Brailer, Corporate Secretary

PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
May 15, 2003

        This Proxy Statement is being mailed on or about April 16, 2003, with the solicitation of Proxies in the accompanying form by the Board of Directors of Spherix® Incorporated, a Delaware corporation. The Annual Meeting of its Stockholders will be held May 15, 2003, at 2:00 p.m. E.D.T., at the Company's headquarters, 12051 Indian Creek Court, Beltsville, Maryland 20705. The cost of solicitation of Proxies will be borne by the Company. The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending Company-supplied Proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, Directors, Officers and employees of the Company may solicit Proxies personally or by telegraph or telephone without additional compensation.

        All shares represented by Proxy will be voted at the Meeting in accordance with the choices specified on the Proxy, and where no choice is specified, in accordance with the recommendations of the Board of Directors. Thus, where no choice is specified, the Proxies will be voted for the election of Directors, for the approval of the Spherix Employee Stock Purchase Plan, and for ratification of the appointment of independent accountants. A Stockholder giving a Proxy will have the power to revoke it at any time before it is exercised. A Proxy will be revoked automatically if the Stockholder who executed it is present at the Meeting and elects to vote in person.

        Each Stockholder will be entitled to one vote for each share of Common Stock $.005 par value per share ("Common Stock") held by the Stockholder at the close of business on March 17, 2003. At that time, there were 11,351,057 shares of Common Stock outstanding.

        In accordance with the laws of the State of Delaware and the Company's Certificate of Incorporation and By-Laws, a majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are not counted for purposes of the election of Directors. An abstention will be counted as a vote against the approval of any other matter to come before the Annual Meeting. Broker non-votes will have no effect on the outcome of any other matter scheduled to come before the Annual Meeting.

        It is anticipated that the Directors and Officers will vote their shares of Common Stock in favor of the Nominees for election to the Board of Directors listed herein, for the approval of the Spherix Employee Stock Purchase Plan, and for ratification of the appointment of independent accountants listed herein.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

        Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or, upon resignation or inability to serve, until their respective successors are duly appointed for the remainder of the year. The Bylaws of the Company authorize up to eleven (11) Directors. However, the Nominating Committee believes it is not presently necessary or cost effective to fill all Board positions. Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote the Shares represented by the Proxy FOR the election of the seven (7) Nominees listed below. Although it is not contemplated that any Nominee will decline or be unable to serve as a Director, in such event, Proxies will be voted by the Proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Election of a Board of Directors requires a plurality of the votes cast at the Meeting.

        The current Board of Directors are Dr. Gilbert V. Levin, Dr. Lionel V. Baldwin, Mr. Thomas W. Gantt, Mrs. M. Karen Levin, Dr. Anne S. MacLeod, Mr. Thomas G. Moore, and Mrs. Carol Y. Sanchez.

        The following table sets forth the Nominees for Membership on the 2003-2004 Spherix Board of Directors. It also provides certain information about the Nominees as of March 17, 2003.

Nominees for Election to Board of Directors

Name	Age	Position	Director Since
Gilbert V. Levin	78	Chair, CEO, and Treasurer	1967
Lionel V. Baldwin	70	Director	1976
Thomas W. Gantt	61	Director	1999
M. Karen Levin	83	Director and Vice President for Communications	1968
Anne S. MacLeod	72	Director	1992
Thomas G. Moore	63	Director	2000
Carol Y. Sanchez	41	Director	2002

        Dr. Levin founded the Company in 1967 and has been Chair, President and/or Chief Executive Officer since incorporation. He previously served in the public health departments of Maryland, California, and the District of Columbia and, subsequently, as a research scientist and corporate official. Among his inventions are low-caloric sweeteners; biological nutrient removal (BNR) for municipal wastewater, rapid detection and identification of microorganisms; and the Labeled Release life detection experiment that landed on Mars in 1976 aboard NASA's Viking Mission. He holds a Bachelor's, Master's, and a Ph.D., all from The Johns Hopkins University, where he also served on its Board of Trustees and presently serves on its National Advisory Councils for the Whiting School of Engineering and for the Sheridan Libraries.

        Dr. Baldwin is President Emeritus, National Technological University (NTU), and President, NTU Foundation, Fort Collins, Colorado. Prior to founding NTU in 1984, he served as Dean of the College of Engineering at Colorado State University (CSU) for 20 years. In that position, he also coordinated research programs with emphasis on the environment. Dr. Baldwin is a leader in developing linkages between industry and universities. In 1967, he created the first interactive television (ITV) program in the Nation, employing courier-carried videotape to deliver CSU graduate classes to several Colorado industries. He has published over 50 technical papers on turbulent diffusion in the atmosphere and educational technology issues. Dr. Baldwin holds a Ph.D. from Case Institute of Technology.

        Mr. Gantt, President of TWG Associates, a company he founded in 1996 to consult with government contractors on financial aspects of their businesses, previously served corporations in a variety of senior financial and administrative positions. His 30 years of such experience include the positions of Director of Finance and Contracts Administration at University Research Corporation, Comptroller and Manager of Administrative Services at Applied Management Sciences, Manager of Administration/Accounting at Hittman Associates and Director of Finance and Administration at the Graduate School of the U.S. Department of Agriculture. He also served as Executive Director and Chief Financial Officer of The Battle of Normandy Foundation. Prior to his nomination for a Board position, Mr. Gantt served Spherix as a financial consultant. He obtained his B.S. degree in business administration and accounting at Texas A & M University—Corpus Christi in 1966, and successfully completed graduate studies in business and psychology at Fairleigh Dickinson University and The Johns Hopkins University.

        Mrs. Levin is Vice President for Corporate Communications. Mrs. Levin leads Spherix's public relations information efforts and coordinates proposals for government and commercial business development. She served as Director of the Company's Information Services Division for 25 years, while it grew into a major sector spawning the Government and Commercial Information Divisions. Previously, Mrs. Levin was science and medical reporter and writer for the Washington Bureau of Newsweek magazine. She also served as writer and public information consultant to the National Institute of Mental Health. She joined the Company in 1968, a year after its founding. Mrs. Levin holds a B.A. in English from Vassar College. Mrs. Levin is the wife of Dr. Levin.

        Dr. MacLeod is Professor, College of Library and Information Services and former Acting Director of Libraries, University of Maryland, College Park. She is also a specialist in the design of communications for specific audiences, and is an authority on literature for children and youths. Dr. MacLeod holds a Ph.D. in American history and a Master of Library Sciences, both from the University of Maryland.

        Mr. Moore was President and Chief Executive Officer of Community Bank of Maryland from 1990 until his retirement early in 2001. Prior to his career at Community, he was President and Chief Executive Officer at Farmers National Bank of Maryland and at Central National Bank of Maryland. After obtaining his B.A. in economics at the University of Maryland, Mr. Moore obtained his L.L.B. at the University of Baltimore. He has studied investment banking at the New York Institute of Finance, and completed the commercial banking program at the Stonier Graduate School of Banking of Rutgers University. Mr. Moore served on the Board of the Bowie Health Center Foundation, and has been on the Boards of the Washington Adventist Hospital and the Anne Arundel Medical Center. He currently serves as an arbitrator for NASD Dispute Resolution, Inc.

        Mrs. Sanchez, a systems analyst and program manager, worked for 7 years for IBM in progressively responsible positions, winning awards at each step. She led an interdisciplinary team of HR program managers, IT architects, and communications experts to produce a single knowledge-base accessible to IBM employees across the U.S. She then served as a key member of a corporate task force to redesign IBM's U.S. management intranet. In the 4 years between earning her B.A. from Cornell and her M.A. from the University of Michigan, Mrs. Sanchez worked for Spherix as Facilities Manager. Mrs. Sanchez currently is the proprietor of Web Designs, Wake Forest, North Carolina. She is the daughter of Dr. and Mrs. Levin.

        In early 2003, Mr. David H. Affeldt and Mrs. Deborah S. Streb resigned as members of the Board of Directors.

        Each non-employee Director was paid an annual retainer of $2,000 and fees of $1,200 for each Meeting of the Board and each in-person Committee Meeting he or she attended that did not coincide with a Board Meeting. In 2002, each of the non-employee Directors was granted options for 1,000 shares of Common Stock. The options have an exercise price of $7.35 per share and expire on November 20, 2007. Employee Directors are not paid for their services as Directors, nor do they receive options for their service as Directors.

        No Director serves as a director of any other publicly-held company. There is not and has not been for the previous two fiscal years any relationship between the Company and any public company in which any Director has a 1% or greater interest.

Board of Directors and Committee Meetings in Board Year 2002-2003

        The Company's Board of Directors held four (4) Regular Meetings from May 15, 2002, to February 2003, three (3) of which were attended by all members; Mrs. Sanchez was unable to attend the August 2, 2002 Meeting. In addition, there was one (1) special meeting attended by all members. The Board of Directors has seven (7) Committees: Audit, BioSpherix Oversight, Compensation,

Employee Benefits, Executive, InfoSpherix Oversight, and Nominating. The Committees generally meet quarterly.

        The Audit Committee members during 2002 were Mr. Moore, Chair; Mr. Gantt; and Mrs. Streb. Dr. MacLeod was appointed to replace Mrs. Streb on the Audit Committee after her resignation. All such members are independent as defined in the rules of the NASD. The Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company's business. There were five (5) Audit Committee Meetings, which were attended by all Members. A written charter has been adopted for the Audit Committee.

        The BioSpherix Oversight Committee was added late in 2002 to lend oversight and guidance to the BioSpherix Division while it seeks growth and profitability. Its members are Dr. Baldwin, Mr. Gantt, and Dr. Levin. There were four (4) meetings, attended by all Committee Members.

        The Compensation Committee recommends various incentives for key employees to encourage and reward inc reased corporate financial performance, productivity and innovation. Its members are Dr. Baldwin, Chair; Dr. MacLeod, and Mr. Moore. There were four (4) meetings, attended by all Committee Members.

        The Employee Benefits Committee oversees the management of the Company's Retirement Plan and all non-compensation fringe benefits. Its members during 2002 were Mrs. Streb, Chair; Mr. Affeldt; and Mrs. Sanchez. Upon the resignation of Mrs. Streb, Mrs. Levin was appointed as Chair of the Committee. Four (4) meetings were held, three (3) attended by all Committee Members; Mrs. Sanchez was unable to attend the August 2, 2002 Meeting.

        The Executive Committee may act on behalf of the Board of Directors on matters requiring action in the interim between meetings of the full Board. Its members during 2002 were Dr. Levin, Chair; Mr. Affeldt; Dr. Baldwin; and Mr. Moore. No meetings were held by this Committee.

        The InfoSpherix Oversight Committee was formed early in 2003 as a parallel effort to that of the BioSpherix Oversight Committee and is made of the same members. This Committee held one (1) meeting, attended by all Members.

        The Nominating Committee nominates the proposed Board for election by the Stockholders. Its members are Dr. Levin and Mrs. Levin, who held one (1) meeting. Any Stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's CEO, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a Director.

Security Ownership Of Certain Beneficial Owners And Management

        The following table sets forth the shares of Common Stock beneficially owned by all Officers and Directors as a group as of March 17, 2003. Except for Dr. Levin, Chair of the Board and CEO; Mrs. Levin, Vice President for Communications; and RGC International Investors LDC ("RGC"), c/o Rose Glen Capital Management, L.P., 251 St. Asaphs Road, Suite 200, 3 Bala Plaza East, Bala Cynwyd, Pennsylvania 19004, no person is known by the Company to own beneficially more than 5% of the outstanding Common Stock. The ownership of Dr. and Mrs. Levin is detailed below. As of December 31, 2002, RGC owned no shares of Common Stock and held warrants to acquire up to 1,085,973 shares of Common Stock, exercisable at $6.90625 per share. The warrants provide, however, that the ownership of RGC and its affiliates may not exceed 9.9% of the outstanding shares of Common Stock of the Company.

Beneficial Ownership of Common Stock by Officers and Directors

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership		Percent Of Class
Common	M. Karen Levin	1,409,559	(1)(2)	11.2%
Common	Gilbert V. Levin	1,345,448	(2)	10.7%
Common	Carol Y. Sanchez	108,000	(2)	*
Common	Lionel V. Baldwin	25,818	(2)	*
Common	Richard C. Levin	14,298	(2)	*
Common	Thomas G. Moore	9,000	(2)	*
Common	Anne S. MacLeod	5,500	(2)	*
Common	Thomas W. Gantt	3,000	(2)	*
Common	Roger A. Downs	1,875	(2)	*
Common	All Officers and Directors as a Group (9)	2,922,498	(2)	23.2%

*
Less than 1% of the outstanding shares of Common Stock of the Company.
(1)
Includes 1,600 shares held jointly with Gilbert V. Levin.
(2)
Included in the number of shares beneficially owned by M.K. Levin, G.V. Levin, C.Y. Sanchez, L.V. Baldwin, R.C. Levin, T.G. Moore, A.S. MacLeod, T.W. Gantt, R.A. Downs, and All Officers and Directors as a Group are 27,250, 8,250, 1,000, 5,000, 13,500, 3,000, 5,000, 3,000, 1,875, and 67,875 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.

        As of March 17, 2003, Dr. Levin, Chair, Chief Executive Officer, and Treasurer and Mrs. Levin, Vice President for Communications, 3180 Harness Creek Rd., Annapolis, Maryland, beneficially owned in the aggregate 2,755,007 shares of Common Stock (21.9% of the 12,602,730 outstanding share1. Dr. Levin and Mrs. Mrs. Levin are husband and wife. As principal stockholders of the Company, they are considered control persons with respect to the Company.

1
Includes 1,251,673 shares which could be acquired pursuant to stock options or warrants within 60 days.

        All Directors and Officers as a group, as beneficial owners of 2,922,498 shares of Common Stock, owned 23.2% of the 12,602,730 outstanding shares 1. With the exception of RGC and Cede & Co., the holder of record for certain brokerage firms and banks, no other person is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

        In February 2001, the Board of Directors adopted the Rights Agreement (the "Agreement"). The Agreement provides each stockholder of record a dividend distribution of one "right" for each outstanding share of the Company's Common Stock. Rights become exercisable at the earlier of ten days following: (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of the Company's Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of the outstanding Common Stock of the Company. All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2010. Each right entitles a stockholder to acquire at a stated purchase price, 1/100 of a share of the Company's preferred stock, which carries voting and dividend rights similar to one share of its Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of the Company's Common Stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the

Board and within a specified time period, the Company may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

Executive Officers

        Officers are elected annually by the Board of Directors. The Executive Officers of the Company as of March 17, 2003, are listed in the following table.

Executive Officers as of March 17, 2003

Name	Age	Position
Gilbert V. Levin	78	Chair, CEO, and Treasurer
Roger A. Downs	56	Vice President of Operations
M. Karen Levin	83	Director and Vice President for Communications
Richard C. Levin	50	Interim President of InfoSpherix and CFO of Spherix

        Dr. and Mrs. Levin's professional experience are discussed above.

        Mr. Roger A. Downs was elected to the Office of Vice President of Operations on February 16, 2001. Mr. Downs previously served as Director of Business Development and Director of the Commercial Information Services Division, where he grew a strong health-related pharmaceutical program for the Firm. Prior to joining Spherix, he served as Senior Vice President-Quality Service at Standard Federal Savings Bank in Frederick, Maryland, Vice President-Sales at Dynatech Packet Technology in Springfield, Virginia, and Senior Vice President-Retail Banking at Bankers Trust Company in Des Moines, Iowa. Mr. Downs holds a M.P.A. from Drake University School of Public Administration in Des Moines, Iowa and a B.S. from Upper Iowa University in Fayette, Iowa.

        Mr. Richard C. Levin joined the Company in 1991 as Business Manager. Mr. Levin has progressed through various executive positions within the Company and served as the CFO and Vice President for Administration during 2002. In February 2003, Mr. Levin was promoted to the position of Interim President of the InfoSpherix Division. Prior to joining Spherix, he was the General Manager of the Catalyst Research Division of the Mine Safety Appliances Company. Mr. Levin holds a B.S. in business administration from the University of Baltimore and is a C.P.A. in the State of Maryland. Mr. Levin is the nephew of Dr. and Mrs. Levin.

        Mr. Affeldt resigned as President and Chief Operating Officer of the Company in early 2003.

Executive Compensation Tables

Summary of Compensation in Last Three Fiscal Years

        The following summary of compensation table sets forth the compensation paid by the Company during the three years ended December 31, 2002, to Executive Officers earning in excess of $100,000 during any year.

Summary of Compensation

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards	No. of Securities Underlying Options (3)	LTIP Payouts ($)	All Other Compensation ($)
Gilbert V. Levin Chief Executive Officer	2002 2001 2000	233,500 224,400 213,700	— 32,584 106,850	7,200 7,200 7,200	— — —	122,750 5,000 5,000	— — —	4,728 4,250 4,250
M. Karen Levin Vice President for Communications	2002 2001 2000	96,200 92,500 88,100	— 8,059 30,835	7,200 7,200 7,200	— — —	— 2,000 2,000	— — —	3,029 2,773 3,194
David H. Affeldt President and Chief Operating Officer	2002 2001 2000	220,500 210,000 162,100	— 24,395 56,700	7,200 7,200 7,200	— — —	280,000 235,000 —	— — —	5,000 4,250 2,431
Richard C. Levin CFO and Vice President for Administration	2002 2001 2000	141,800 135,000 119,782	— 10,281 39,375	7,200 7,200 7,200	— — —	— 107,500 15,000	— — —	4,341 3,972 2,813
Roger A. Downs Vice President, Operations	2002 2001	124,800 120,000	— 10,075	7,200 7,200	— —	— 1,500	— —	3,921 3,503

(1)
Bonuses are based on the financial performance of the Company and are awarded by the Board of Directors pursuant to an incentive compensation plan.
(2)
Includes compensation expense for automobile allowances.
(3)
Represents the number of options.

Option Grants in Last Fiscal Year

        The following option grants table sets forth the total options granted by the Company during the year ended December 31, 2002, to the Executive Officers earning in excess of $100,000 during the year.

Option Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price per Share ($)	Expiration Date
Gilbert V. Levin	10,000	2%	$4.00	5/15/2007
	10,000	2%	$4.875	5/15/2007
	10,000	2%	$2.25	5/15/2007
	20,000	5%	$9.075	5/15/2007
	20,000	5%	$3.85	5/15/2007
	10,000	2%	$7.8375	5/15/2007
	22,000	5%	$6.3594	5/15/2007
	10,000	2%	$7.0818	5/15/2007
	10,000	2%	$10.505	5/15/2007
	750	0%	$8.085	11/20/2007
David H. Affeldt	280,000	66%	$8.50	1/14/2012

        The terms of Dr. Levin's 1995 Employment Agreement provided that the number of options awarded to Dr. Levin would not be lesser than those provided to executives with junior authority or duties. In 2002, it was brought to the Board's attention that this part of the Agreement had been overlooked, and Dr. Levin was accordingly awarded options for 122,000 shares of the Company's Common Stock to correct this oversight.

        The Spherix Incorporated 1997 Stock Option Plan (the "1997 Plan") was approved by the Company's Stockholders on May 15, 1998. The 1997 Plan provides for the grant of incentive stock options and non-qualified stock options to select employees of the Company. The 1997 Plan provides for the issuance of up to 1,000,000 shares of Common Stock. As of December 31, 2002, there were 888,475 outstanding options granted to individuals including the above-named Officers, including 119,625 that were exercisable as of such date.

Aggregated Options Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following aggregated options table sets forth the total options exercised during the year ended December 31, 200 2, and fiscal year-end (FYE) 2002 option values for those Executive Officers earning in excess of $100,000 during the year.

Aggregated Options Exercises

			Number of Securities Underlying Unexercised Options at FYE	Value of Unexercised In-the-Money Options at FYE
Name	No. of Shares Acquired on Exercise	Value Realized ($)	Exercisable/ Unexercisable	Exercisable ($)/ Unexercisable ($)
Gilbert V. Levin	—	—	8,250/129,500	5,817/217,521
David H. Affeldt	—	—	68,750/461,250[1]	85,131/201,790
Roger A. Downs	4,000	61,720	1,875/2,875	2,031/1,968
M. Karen Levin	—	—	27,250/2,750	29,608/643
Richard C. Levin	30,000	7,298	13,500/113,500	14,809/8,528

(1)
Under the terms of Mr. Affeldt's resignation, he has up to six months to exercise vested options; no further options will vest.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        There were no long-term Incentive Plan awards during 2002.

        To ensure the availability of their services to the Company after their retirement, Dr. and Mrs. Levin each has entered into a consulting agreement with the Company, under which they will provide the Company post-retirement consulting services of not less than twenty-four (24) days per year for ten (10) years at a daily rate equal to 125% of their respective maximum average daily rate of salary adjusted in subsequent years for changes in the cost of living. In addition, Dr. and Mrs. Levin and the Company have entered into supplementary retirement plan agreements pursuant to which they will receive retirement compensation based on the difference between seventy and sixty percent (70% and 60%, respectively) of their average annual total compensation, and their social security payments plus assumed returns from investment of their funded pension plans. The supplementary retirement plan is unfunded. No accruals for such were required in 2002. The Company also agreed to pay certain long term health insurance premiums for Dr. and Mrs. Levin following their retirement.

        Effective January 1, 1990, the Company established the Spherix Incorporated 401(k) Retirement Plan. The Plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed six months of service, and have worked a minimum of 500 hours. The Company matches an amount equal to 50% of the employees' contribution, up to 5% of the employees' eligible compensation. No Spherix stock has been bought by this fund or issued to it by the Company in lieu of cash contributions.

Equity Compensation Plan Information

        The following table provides information about the Company's Common Stock that may be issued upon the exercise of options and rights under all of the Company's existing equity compensation plans as of December 31, 2002 (all of which have been approved by the Company's stockholders), as well as rights to acquire shares of the Company's Common Stock granted to an unaffiliated investor pursuant to a warrant issued by the Company in connection with a private placement of securities and rights to acquire shares of Company Common Stock granted to the non-employee members of the Board of Directors of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)	Weighted average exercise price of outstanding options, warrants and rights (b) (#)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders	888,475	$7.53	68,750
Equity compensation plans not approved by securities holders	Options[1]: 23,000 Warrants[2]: 1,085,973	$7.18 $6.91	N/A
Total	1,997,448	$7.19	68,750

1
Consists of stock options issued to the Board of Directors.

2
Consists of warrant issued to an unaffiliated institutional investor in connection with a private placement of securities.

COMMITTEES

        Committees are appointed annually by the Chair.

Report of the Compensation Committee

        The following report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graphs by reference therein.

        The Company's compensation program for executives consists of four key elements:

  •
  a base industry competitive salary;

  •
  an annual review of the salary by the Board;

  •
  a Company-performance-based annual bonus opportunity; and

  •
  stock options based on individual performance.

        The Compensation Committee believes that this four-part approach serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"—namely, the annual bonus and stock options. The annual bonus is based on Company performance in meeting or exceeding its Annual Business Plan and Critical Success Factors as determined by the Board. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's shareholders.

        Base Salary — Base salaries for the Company's executive officers, as well as changes in such salaries, are determined annually by the Board based upon recommendations of the Compensation Committee, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer and the length of the officer's service.

        Annual Review — Executive officers' performances are reviewed annually by the Compensation Committee and recommendations for raises are made to the Board for its action. Based on the results of operations for 2002, Executive Officer's salaries were decreased five percent.

        Annual Bonus — No annual bonuses for 2002 were paid to executive officers of the Company under the Company's Amended And Restated Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan, which pays awards in cash, is administered by the Board on the recommendation of the Compensation Committee. The Committee's recommendations are based on achievement of "expected," "excellent," or "outstanding" performance under the Company's Annual Business Plan. After the end of the year, the Committee determined that the 2002 targets had not been met.

        Stock Options — The final component of the Company's executive compensation program is the grant of stock options. The number of options granted is based on each executive's individual performance, level of responsibility, and the Company's performance. As is the case with annual bonuses, the Compensation Committee recommends such awards to the Board for action. Stock options are used as incentives to motivate the key managers of the Company's operations as well as Company executive officers, and to induce the executive to remain in the employment of the Company. Accordingly, the Compensation Committee permits stock options to be exercisable with tenure requirement.

        As Chief Executive Officer, Dr. Levin is compensated pursuant to an employment agreement entered into on May 15, 2002 and which expires on December 31, 2004. The agreement provides for an annual base salary of $233,500 and the opportunity for annual bonuses under the Incentive Plan. Dr. Levin was awarded options for 122,000 shares of the Company's Common Stock in May 2002 pursuant to his 1995 Employment Agreement, and options for 750 shares of the Company's Common Stock in November 2002, both under the 1997 Stock Option Plan. Dr. Levin was not awarded a bonus since the Company did not meet the 2002 performance targets.

        This report is submitted by the Compensation Committee of the Board of Directors:

                      Lionel V. Baldwin, Chair
                      Anne S. MacLeod
                      Thomas G. Moore

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of Spherix during the fiscal year ended December 31, 2002, consisted of Dr. Baldwin, Mr. Moore, and Dr. MacLeod. None of such individuals have served as an officer or employee of the Company nor is there any other relationship between any member of the Compensation Committee and the Company which is required to be disclosed under applicable proxy regulations.

Report of the Audit Committee

        The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

        During fiscal 2002, in overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included receipt of written disclosures and letter from the outside auditors as well as a discussion with the outside auditors of matters required pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to the Company's outside auditors, the Committee, among other things, discussed with the auditors matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

        This report is submitted by the Audit Committee of the Board of Directors:

                      Thomas G. Moore, Chair
                      Thomas W. Gantt
                      Anne S. MacLeod

Grant Thornton LLP Fees For Fiscal 2002

        Audit Fees.    Audit fees billed to the Company by Grant Thornton LLP with respect to the 2002 annual audited and quarterly reviewed financial statements were $77,600.

        Financial Information Systems Design And Implementation Fees.    No services were performed by, or fees incurred to, Grant Thornton LLP in connection with financial information systems design and implementation projects for 2002.

        All Other Fees.    All other fees billed by Grant Thornton LLP with respect to 2002 were $9,000 related to tax services.

        The Audit Committee considered whether the provision of services referenced above under "All Other Fees" is compatible with maintaining Grant Thornton's independence.

Performance Graph

        The following graph assumes $100 was invested on December 31, 1997 in Spherix Common Stock, the S&P 500 Index and the S&P small cap 600. It compares the cumulative total return on each, assuming reinvestment of dividends, for the five-year period ended December 31, 2002.

Cumulative Total Return
Based upon an initial investment of $100 on December 31, 1997 with dividends reinvested

		1997	1998	1999	2000	2001	2002
Spherix Inc	Cum $	$100	$138	$111	$101	$192	$152
S & P 500	Cum $	$100	$129	$156	$141	$125	$97
S & P SMALLCAP 600	Cum $	$100	$99	$111	$124	$132	$113

EMPLOYEE STOCK PURCHASE PLAN
(Item 2 on the Proxy Card)

        The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by our employees. Accordingly, the Board of Directors has adopted, subject to stockholder approval, the 2003 Employee Stock Purchase Plan (the "2003 Plan"). An aggregate of 500,000 shares of our Common Stock (subject to adjustment as set forth below) may be issued pursuant to the 2003 Plan. If approved by the stockholders, the 2003 Plan would become effective as of July 1, 2003.

        The following is a summary of the material provisions of the 2003 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2003 Plan. A copy of the 2003 Plan is attached hereto as Attachment A.

General

        The 2003 Plan is intended to qualify under Section 423 of the Internal Revenue Code. It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the 2003 Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Common Stock of the Company at a discount to market price through payroll deductions.

Administration

        The 2003 Plan is administered by the Compensation Committee of the Board of Directors of the Company or another committee appointed by the Board (the "Committee"). All questions of interpretation or application of the 2003 Plan are determined by the Committee, and its decisions are final, conclusive and binding upon all participants.

Number of Shares

        The 2003 Plan initially authorizes up to 500,000 shares of Common Stock, which amount will automatically increase on the first trading day of January of each calendar year (beginning with 2004) by an amount equal to 0.5% of the total number of shares of Common Stock outstanding at the end of the preceding calendar year. In no event shall any such annual increase exceed 250,000 shares.

Eligibility and Participation

        All employees are eligible to participate in the 2003 Plan, subject to certain limitations imposed by the Internal Revenue Code. Eligible employees become participants in the 2003 Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date. A participant's subscription agreement continues to be effective for each consecutive offering period until the participant withdraws from the 2003 Plan or ceases to be eligible to participate in the 2003 Plan.

        As of March 1, 2003, approximately 425 employees, including executive officers, were eligible to participate in the 2003 Plan. Members of the Company's Board of Directors who are not employees and other non-employees such as consultants are not eligible to participate. The actual benefits, if any, to participants in the 2003 Plan are not determinable prior to the purchase of shares thereunder as the value, if any, of such shares to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of the purchase and the purchase price of the shares, as described below.

Offering Periods; Purchase Price

        The 2003 Plan will be implemented by a series of consecutive offering periods of six (6) months duration. Purchases will be made for participants on each June 30 and December 31 by applying payroll deductions accumulated over the preceding six (6) months towards such purchases. The price at which these purchases will be made will equal to eighty-five percent (85%) of the lesser of (i) fair market value of the Common Stock on the first day of the offering period or (ii) fair market value of the Common Stock on the last day of the offering period.

Limitations on Participation

        Employees are permitted to have up to ten percent (10%) of their compensation accumulated and applied toward purchases of shares under the 2003 Plan. An employee may not participate in the 2003 Plan if, immediately after he or she joined, he or she (or any other person whose stock would be attributed to such employee under stock attribution rules of the Internal Revenue Code) would own stock and/or hold rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. The 2003 Plan also limits an employee's rights to purchase stock under all employee stock purchase plans of the Company to no more than $25,000 of stock (based on the fair market value in the first day of an offering period) for each calendar year.

        If any employee does not withdraw prior to the end of an offering period, he or she will continue to participate in the next offering period that begins following the end of that offering period.

Payroll Deductions

        The purchase price of the shares to be acquired under the 2003 Plan is accumulated by payroll deductions over an offering period. The deductions may not be at a rate of less than one percent (1%) or more than ten percent (10%) of a participant's compensation on each payday during the offering period. A participant may discontinue his or her participation in the 2003 Plan by withdrawing at any time. When a participant withdraws, he or she receives back the payroll deductions accumulated under the 2003 Plan, but does not receive interest on such amounts. Amounts contributed to the 2003 Plan become part of the Company's general funds and are not required to be segregated. Payroll deductions for a participant begin with the first full payroll following the date he or she joins the 2003 Plan. To the extent necessary to comply with Internal Revenue Code provisions and certain purchase limitations of the 2003 Plan, a participant's payroll deductions may be decreased to nothing.

Termination of Employment or Loss of Eligibility

        Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company, causes the employee to become ineligible to participate in the 2003 Plan.

Restrictions on Transfer

        Shares of Common Stock purchased under the 2003 Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period of one (1) year following the date of purchase of the shares. All certificates evidencing shares of Common Stock purchased under the 2003 Plan shall bear an appropriate legend referring to this restriction.

        The Company intends to register the shares of Common Stock issueable under the 2003 Plan via a Form S-8 Registration Statement.

Capital Changes

        In the event any change is made in the Company's capitalization, such as a stock split or stock dividend that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment may be made by the Committee in the purchase price and in the number of shares subject to options under the 2003 Plan and to the number of shares authorized for issuance under the 2003 Plan.

        In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the 2003 Plan will be assumed or an equivalent right substituted by the successor corporation unless the successor corporation refuses to assume or substitute for outstanding options, in which case the offering period shall be shortened so that employees' rights to purchase stock under the 2003 Plan will be automatically exercised prior to the merger or sale of assets (unless the participant has withdrawn prior to that date) or the offering period will be terminated and all accumulated payroll deductions shall be returned to the participants. In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action.

Amendment and Termination of the Plan

        The Committee and/or the Board of Directors may at any time amend or terminate the 2003 Plan, except that any such termination cannot affect rights to purchase stock previously granted nor may an amendment make any change in an outstanding right to purchase stock which adversely affects the rights of any participant. If not terminated earlier, the 2003 Plan will terminate at the end of December 2013.

Tax Information

        The 2003 Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of Common Stock within the later of two years from the offering date that applies to the shares or within one year from the purchase date of the shares, a transaction referred to as a "disqualifying disposition," the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. Any additional gain or any resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of Common Stock for more than one year after the purchase date.

        If the participant disposes of his or her shares of Common Stock more than two (2) years after the offering date and more than one (1) year after the purchase date, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the offering period. Any additional gain recognized on the disposition of the shares will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

        The Company will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

        The foregoing is only a summary of the effect of federal taxation upon the participants and the Company with respect to participation in the 2003 Plan and does not purport to be complete. Furthermore, the foregoing does not discuss the income tax laws of any municipality, state of foreign country in which a participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the 2003 Plan for their particular situations.

New Plan Benefits

        No purchase rights have been granted, and no shares of Common Stock have been issued, under the 2003 Plan.

Stockholder Approval

        The affirmative vote of the holders of a majority of the Company's Common Stock present at the Annual Meeting, in person or by proxy and entitled to vote, is required to approve the 2003 Plan.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(Item 3 on the Proxy Card)

        The Board of Directors has reappointed the firm of Grant Thornton LLP to be the Company's independent a ccountants for the year 2003 and recommends that Stockholders vote "FOR" ratification of that appointment. The Company is advised that no member of the firm of Grant Thornton LLP has any interest, financial or otherwise, direct or indirect, in the Company. A representative from Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions. If the Stockholders, by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting, do not ratify the selection of Grant Thornton LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

OTHER BUSINESS
(Item 4 on the Proxy Card)

        As of the date of this statement, the management of Spherix Incorporated has no knowledge of any business that may be presented for consideration at the Meeting, other than that described above. As to other business, if any, that may properly come before the Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

        Stockholders intending to present a proposal at the 2004 Annual Meeting of Stockholders must submit such proposals to the Company at 12051 Indian Creek Court, Beltsville, MD 20705, no later than December 3, 2003.

BY ORDER OF THE BOARD OF DIRECTORS,
Katherine M. Brailer, Corporate Secretary

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
SPHERIX® INCORPORATED

May 15, 2003

☒ Please mark your votes as in this box.

		FOR all nominees listed to right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1.	ELECTION OF DIRECTORS	☐	☐	Nominees:	Lionel V. Baldwin Thomas W. Gantt Gilbert V. Levin M. Karen Levin Anne S. MacLeod Thomas G. Moore Carol Y. Sanchez

INSTRUCTION: To withhold authority to vote for any individual nominee(s), put an X in the "FOR all nominees" box and strike a line through the name(s) of nominee(s) not voted for in the list at the right.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO APPROVE THE SPHERIX EMPLOYEE STOCK PURCHASE PLAN	☐	☐	☐
3.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003	☐	☐	☐
4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME UP BEFORE THE MEETING.
I plan to attend the Annual Meeting in Beltsville, MD, at 2:00 p.m. on May, 15, 2003 ☐

This proxy will be voted as specified hereon. If no indication to the contrary is made hereon, this proxy will be voted for all nominees for Directors listed in Proposal 1 and for Proposals 2 and 3. SPHERIX'S DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.
PLEASE SIGN HERE AND RETURN PROMPTLY	PLEASE PRINT YOUR NAME	NUMBER OF SHARES VOTED	Dated , 2003
NOTE: If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.

SPHERIX® INCORPORATED
BOARD OF DIRECTORS PROXY
ANNUAL MEETING OF STOCKHOLDERS

        Gilbert V. Levin, M. Karen Levin and Katherine M. Brailer, or any of them, each with the power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Spherix Incorporated owned by the undersigned at the Annual Meeting of Stockholders, to be held at the Company headquarters, 12051 Indian Creek Court, Beltsville, Maryland, on May 15, 2003, at 2:00 p.m. EDT, or any adjournment thereof, upon the proposals set forth on the reverse and, in their discretion, upon all other matters as may properly be brought before the meeting.

(Continued and to be signed on the reverse side.)

QuickLinks

Notice of Annual Meeting of Stockholders to be held on May 15, 2003 and Proxy Statement
BY ORDER OF THE BOARD OF DIRECTORS Katherine M. Brailer, Corporate Secretary
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS May 15, 2003
ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
Nominees for Election to Board of Directors
Executive Compensation Tables Summary of Compensation in Last Three Fiscal Years
Summary of Compensation
COMMITTEES
EMPLOYEE STOCK PURCHASE PLAN (Item 2 on the Proxy Card)
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS (Item 3 on the Proxy Card)
OTHER BUSINESS (Item 4 on the Proxy Card)
STOCKHOLDER PROPOSALS
SPHERIX® INCORPORATED BOARD OF DIRECTORS PROXY ANNUAL MEETING OF STOCKHOLDERS
(Continued and to be signed on the reverse side.)